Exhibit 5.1

January 30, 2026

Board of Directors

Comstock Inc.

117 American Flat Road

Virginia City, NV 89440

Ladies and Gentlemen:

We have acted as special Nevada counsel to Comstock Inc., a Nevada corporation (the “Company”), in connection with that certain Underwriting Agreement, dated January 28, 2026 (the “Underwriting Agreement”), by and between the Company and Titan Partners Group LLC, a division of American Capital Partners, LLC (as the “Underwriter”), relating to the issuance and sale by the Company of: (i) 18,181,819 shares (the “Closing Shares”) of the Company’s common stock, par value $0.000666 per share (“Common Stock”); and (ii) up to 2,727,272 additional shares of Common Stock that may be issued and sold by the Company to the Underwriter upon the exercise of an over-allotment option granted by the Company to the Underwriter (the “Option Shares” and together with the Closing Shares, the “Shares”), all as more fully described in the Underwriting Agreement and the Company’s Registration Statement on Form S-3 (File No. 333-291705), as amended through the date hereof (the “Registration Statement”), together with the prospectus contained therein (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on November 21, 2025 and declared effective December 10, 2025, and as supplemented by the preliminary prospectus supplement filed with the Commission on January 29, 2026 (the “Preliminary Prospectus Supplement”) and the prospectus supplement relating to the offering of the Shares filed with the Commission on and dated as of the date hereof (the “Prospectus Supplement”). The Shares are to be issued and sold by the Company as described in the Prospectus Supplement, and in accordance with the terms and conditions of the Underwriting Agreement.

In our capacity as special Nevada counsel to the Company, and as the basis for our opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Articles of Incorporation of the Company, as amended through the date hereof (the “Articles of Incorporation”); (ii) the Bylaws of the Company, as amended through the date hereof (the “Bylaws”); (iii) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Shares; (iv) the Registration Statement, the Prospectus, the Preliminary Prospectus Supplement, and the Prospectus Supplement, and (v) the Underwriting Agreement. In addition, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein. We have also relied upon the representations and warranties of the Company contained in the Registration Statement, the Prospectus, the Prospectus Supplement, and the Underwriting Agreement, and those certain documents included as exhibits to the Registration Statement, the Prospectus, the Prospectus Supplement and the Underwriting Agreement. In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have not verified these assumptions.

In connection with this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents. We have assumed that the Underwriting Agreement constitutes the legal, valid and binding obligations of all of the parties thereto, including the Company. With respect to certain factual matters, we have relied upon certificates of officers of the Company.

We have further assumed that: (i) the Registration Statement, the Prospectus and the Prospectus Supplement and any amendments thereto will have become effective under the Act and comply with all applicable laws at the time the Shares are offered and sold as contemplated by the Underwriting Agreement, the Registration Statement, the Prospectus and the Prospectus Supplement; and (ii) the Shares will be issued in compliance with the applicable provisions of the Act, and the securities or blue sky laws of various states.

Based upon the forgoing examination and in reliance thereon, and subject to the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, it is our opinion that the Shares to be issued and sold by the Company to the Underwriter pursuant to the Underwriting Agreement:

1. have been duly authorized for issuance by all necessary corporate action on the part of the Company; and

2. will be validly issued, fully paid and non-assessable, when (a) issued and sold against payment in full of all consideration therefor in accordance with the terms of the Underwriting Agreement and as contemplated by the Prospectus Supplement, and (b) stock certificates or book entry positions, as applicable, representing such Shares, have been duly executed, delivered, authenticated, and registered in the books and records of the Company, as applicable.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to the laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities or bankruptcy laws, rules or regulations, any state securities or “blue sky” laws, rules or regulations or any state laws regarding fraudulent transfers. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinions expressed in this letter is solely for your benefit and the benefit of persons entitled to rely thereon pursuant to applicable provisions of the Act and the rules and regulations of the Commission promulgated thereunder, in connection with the Registration Statement, the Prospectus and the Prospectus Supplement, and may not be relied upon in any manner or used for any purpose by any other person or entity.

This opinion letter is issued in the State of Nevada. By issuing this opinion, McDonald Carano LLP (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We hereby consent to the filing of this opinion letter as part of the Registration Statement, the Prospectus, and the Prospectus Supplement, and to the reference to our firm therein under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ McDonald Carano LLP

MCDONALD CARANO LLP